UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GCP APPLIED TECHNOLOGIES INC.

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The following materials were posted by GCP Applied Technologies Inc. to its website at https://investor.gcpat.com/ on March 4, 2020.

Dear Fellow Shareholders,

The Board of Directors of GCP Applied Technologies Inc., together with our management team, is committed to maximizing value for all of our shareholders.

Over the four years since we became an independent public company, we have demonstrated a consistent commitment to transforming our business. We have taken decisive actions to reposition our portfolio, strengthen core businesses through targeted investments, streamline operations and develop innovative products and solutions. Specifically, we have:

•

Announced initiatives targeting ~$80 million in expected annualized cost savings by 2022, under which we have achieved ~$33 million in annualized cost savings through 2019 and have executed $14 million of planned $28 million in 2020 estimated annualized cost savings;

•	Divested Darex for ~$1.1 billion at a 15x multiple;

•	Executed six strategic bolt-on acquisitions, contributing $90+ million in new revenue;

•	Reduced debt by nearly $450 million and interest expense by ~$45 million per year, creating balance sheet flexibility to invest in growth opportunities;

•	Invested in and successfully commercialized breakthrough high-margin VERIFI® technology; and

•	Launched multiple new products in both Specialty Building Materials (SBM) and Specialty Construction Chemicals (SCC), with additional launches planned for 2020.

The Board also regularly evaluates strategic opportunities to enhance shareholder value. In 2019, we ran a formal process to evaluate a range of strategic, financial and operational alternatives to maximize value for all shareholders, including a potential sale or separation of the Company. The process was led by the Board, which included two directors selected by Starboard Value LP (“Starboard”). While we received significant interest in the process, ultimately it did not result in a sale. We believe that further consolidation in the sector is likely and we remain open to potential transaction opportunities.

After announcing the conclusion of our process, the Board appointed Randy Dearth as CEO. Randy’s appointment resulted from an extensive Board-led search conducted with the assistance of two leading executive search firms, which involved screening 237 candidates and interviewing 17 before Randy was selected.

Under Randy’s leadership, GCP has undertaken a number of new initiatives designed to improve our efficiency and drive growth, including additional cost reduction initiatives targeting annualized savings of $30 million to $35 million (part of our aforementioned ~$80 million in total annualized cost initiatives), creating business unit accountability by appointing division leaders for both our SCC and SBM business and initiating a plan to return SBM to sustainable growth. As a result of these actions, GCP is better positioned for growth and profitability as indicated by the following results:

•	Increased gross margins by 140 basis points in 2019 over the prior year to 37.8%;

•	Significantly expanded segment operating margins in SCC (by 360 basis points in 2019);

•	Achieved GCP’s best year of price capture as a public company (+3% in 2019);

•	Increased 4Q19 VERIFI® sales by 53% and installed truck base by 56%; on track to deliver 10,000 truck installs and $50 to $75 million in VERIFI® revenue by the end of 2021; and

•	Grew net cash provided by continuing operations by 3% and Adjusted Free Cash Flow by 14% in 2019.

In January 2020, Starboard publicly announced its nomination of nine candidates to replace GCP’s entire Board of Directors, with two of the nominees being current GCP directors who joined the Board last year in connection with an agreement with Starboard. Starboard did not discuss its candidates with us prior to publicly disclosing their slate of nominees. Nevertheless, the Board reviewed the Starboard candidates against the same criteria used to consider new director nominees (as it did with the two Starboard nominees last year).

In its public statements, Starboard has mischaracterized the Board’s unwillingness to concede to Starboard’s demands to take control of the Board as being uncooperative.    We have had a continuing dialogue with Starboard and the Board has asked to interview Starboard’s nominees multiple times, but Starboard has prevented these nominees from even being interviewed without a pre-arranged settlement agreement. The Board believes nominating any candidates without first interviewing them, much less a possible majority of our Board, would be irresponsible and reflect poor corporate governance.

We have an experienced, well-qualified Board of value creators that has been proactively refreshed since GCP’s separation from W.R. Grace just four years ago. Five of our current nine directors have joined the Board in the last three years and we selected our current independent chair, Elizabeth Mora, last year to lead the Board. Consistent with its commitment to regular refreshment, the Board has been conducting its own search process to identify qualified candidates. The Board remains willing to include Starboard’s nominees in the pool of potential candidates, subject to having the opportunity to interview them.

We believe it is important for our Board and management team to remain focused on the continuing momentum in the business demonstrated by recent results. At the same time, the Board does not believe it is in the best interests of all shareholders to accede to the demand of a single shareholder to replace the Board, particularly when that shareholder has articulated no plan or suggestions to create shareholder value, despite being asked directly, nor allowed us to interview its candidates.

We have been and will continue to seek a resolution with Starboard that is in the interests of all of our shareholders. We are also open to constructive ideas on how to create shareholder value and welcome input from Starboard and all of our shareholders as we pursue this common goal.

We look forward to continuing to engage with our shareholders on these important issues facing GCP.

Sincerely,

/s/ Elizabeth Mora	/s/ Randall S. Dearth
Elizabeth Mora	Randall S. Dearth
Independent Chairman of the Board of Directors	President and Chief Executive Officer

Additional Information

GCP intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

GCP has used non-GAAP financial measures in this document. Non-GAAP financial measures include Adjusted Free Cash Flow. In the table below, GCP presents financial information in accordance with U.S. GAAP, as well as certain non-GAAP financial measures, which it describes below in further detail. GCP believes that the non-GAAP financial information supplements its discussions about the performance of its businesses, improves period-to-period comparability and provides insight to the information that management uses to evaluate the performance of its businesses. Management uses non-GAAP measures in financial and operational decision-making processes, for internal reporting, and as part of its forecasting and budgeting processes, as these measures provide additional transparency to GCP’s core operations.

In the table, GCP has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered substitutes for financial measures calculated in accordance with U.S. GAAP, and the financial results that GCP calculates and presents in the table in accordance with U.S. GAAP, as well as the corresponding reconciliations from those results, should be carefully evaluated.

Adjusted Free Cash Flow (a non-GAAP financial measure) is defined as net cash provided by or used in operating activities from continuing operations minus capital expenditures plus: (i) cash paid for restructuring and repositioning, third party and other acquisition-related costs and shareholder activism and other related costs; (ii) capital expenditures related to repositioning; (iii) cash taxes related to repositioning, restructuring, third-party and other acquisition-related costs, shareholder activism and other related costs; and (iv) accelerated pension plan contributions. GCP uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, to provide a return of capital to shareholders and to determine payments of performance-based compensation.

Reconciliation of Non-GAAP Financial Measures

	Year Ended December 31,
(In millions)	2019 ($)	2018 ($)
Cash flow measure:
Net cash provided by operating activities from continuing operations	78.0	75.4

Capital expenditures	(61.6)	(55.0)

Free Cash Flow (non-GAAP)	16.4	20.4

Cash paid for repositioning	21.2	5.5

Cash paid for restructuring	11.3	9.1

Cash paid for third-party and other acquisition-related costs	0.5	2.4

Cash paid for shareholder activism and other related costs	3.7	—

Capital expenditures related to repositioning	6.0	6.8

Cash taxes related to repositioning, restructuring, third-party and other acquistion- related costs, shareholder activism and other related costs	(9.1)	(3.1)

Accelerated pension plan contributions	—	2.9

Adjusted Free Cash Flow (non-GAAP)	50.0	44.0

GCP Applied Technologies Fact Sheet

gcp applied technologies

Track Record of Deliberate, Decisive Action


OPERATIONS

- Announced initiatives targeting ~$80 million in expected annualized cost savings from 2018 through 2022 under the direction of Mr. Dearth in his role as COO and then CEO
- Achieved ~$33 million in annualized cost savings through 2019
- Executed $14 million of planned $28 million in 2020 estimated annualized cost savings


INNOVATION

- Invested in and successfully commercialized breakthrough VERIFI® technology
- Launched multiple new products in both SBM and SCC to reinforce GCP's technology advantage and pursue growth opportunities


BALANCE SHEET

- Reduced debt by nearly $450 million and interest expense by ~$45 million per year, creating balance sheet flexibility to invest in growth opportunities and enhance returns to shareholders


PORTFOLIO

- Exited non-core markets driving $25 million in annualized savings
- Divested Darex for ~$1.1 billion at 15X multiple
- Executed six strategic bolt-on acquisitions, contributing $90+ million in new revenue

Because of these actions, GCP is a more stable, predictable business with a strong balance sheet that provides strategic optionality

Positive Business Momentum Under Leadership of Randy Dearth and New Management Structure



Randy Dearth

Appointed CEO in August 2019 following culmination of long-term ***AND COMPREHENSIVE*** *succession planning process*

Since Mr. Dearth became CEO in August 2019, GCP has:

- Launched an additional cost reduction initiative targeting annualized savings of $30 to $35 million (part of ~$80 million in expected annualized cost savings from 2018 through 2022)
- Installed new division leaders for both SCC and SBM with P&L responsibility to drive increased accountability and improved performance
- Significantly expanded segment operating margins in Specialty Construction Chemicals (by 360 basis points in 2019) through focus on core markets and restructuring programs
- Initiated Specialty Building Materials plan to restore and maintain sustainable growth
- Increased GCP's gross margins by 140 basis points y/y to 37.8% in 2019
- Completed GCP's best year of price capture as a public company (+3% in 2019)
- Grew net cash provided by continuing operations (+3%) and Adjusted Free Cash Flow (+14%) in 2019
- Continued to deliver strong results for VERIFI® – Increased 4Q19 VERIFI® sales by 53% and installed truck base by 56%; on track to deliver 10,000 truck installs and $50 to $75 million in VERIFI®-related revenue by the end of 2021

COST SAVINGS
~$33M

GROSS MARGINS
↑37.8%
Up from 36.4%

SCC MARGINS
+360 bps
in Q4 2019

Focused on Corporate Governance and Shareholder Engagement

Independent, diverse, experienced Board

- **8 of 9** directors are independent
- **5 of 9** directors added in the past 3 years, bringing fresh perspectives to GCP's Board
- Appointed **new independent chair**, Elizabeth Mora, in 2019
- Board reflects key expertise, including **significant C-suite, operational and industry experience**
- Recognized by **2020 Women on Boards** for two consecutive years

Momentum Recognized by Sell-Side Analysts GCP continues to realize benefits from its restructuring and efficiency programs that help cut costs and further improve customer intimacy. In SBM, the company detailed its new growth strategy and strategic investments that should help drive top-line growth in 2020 despite near-term macro uncertainties. SCC continues to see strong growth in the adoption of Verifi, and should see additional benefits from recent repositioning efforts and growth investments in the admixtures business. We are incrementally more positive on the initiatives in place, as management seems to understand it needs volume growth to generate bottom-line leverage. — February 28, 2020 GCP continues to make progress on its turnaround efforts. The SCC business is delivering better performance driven by restructuring actions, pricing vs. raw materials, and continued growth in Verifi. For 2020, GCP guided to modest SCC growth but continued margin improvement, and sounded confident in this outlook. — February 26, 2020 New products and an increased focus on adjacencies and lower-tier markets should support sales growth in both SCC and SBM. New admixtures, precast, and flooring systems will likely support SCC, and increased Verifi volumes and an increase in mid-tier projects SBM. — February 27, 2020 For 2021, we are introducing an EPS estimate of $1.00, for 11% growth, as we believe that GCP can return to double digit gains if the momentum continues and CEO Dearth’s optimism is warranted. — February 27, 2020 Management continues to restructure and improve the business. — February 27, 2020 Permission to use quotes neither sought nor obtained.

Additional Information GCP intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov. Certain Information Regarding Participants GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Cautionary Statements Regarding Forward-Looking Information This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures GCP has used non-GAAP financial measures in this document. Non-GAAP financial measures include Adjusted Free Cash Flow. In the table below, GCP presents financial information in accordance with U.S. GAAP, as well as certain non-GAAP financial measures, which it describes below in further detail. GCP believes that the non-GAAP financial information supplements its discussions about the performance of its businesses, improves period-to-period comparability and provides insight to the information that management uses to evaluate the performance of its businesses. Management uses non-GAAP measures in financial and operational decision-making processes, for internal reporting, and as part of its forecasting and budgeting processes, as these measures provide additional transparency to GCP’s core operations. In the table, GCP has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered substitutes for financial measures calculated in accordance with U.S. GAAP, and the financial results that GCP calculates and presents in the table in accordance with U.S. GAAP, as well as the corresponding reconciliations from those results, should be carefully evaluated. Adjusted Free Cash Flow (a non-GAAP financial measure) is defined as net cash provided by or used in operating activities from continuing operations minus capital expenditures plus: (i) cash paid for restructuring and repositioning, third party and other acquisition-related costs and shareholder activism and other related costs; (ii) capital expenditures related to repositioning; (iii) cash taxes related to repositioning, restructuring, third-party and other acquisition-related costs, shareholder activism and other related costs; and (iv) accelerated pension plan contributions. GCP uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, to provide a return of capital to shareholders and to determine payments of performance-based compensation. Year Ended December 31, (In millions) 2019 2018 ($) ($) Cash flow measure: Net cash provided by operating activities from continuing operations 78.0 75.4 Capital expenditures (61.6) (55.0) Free Cash Flow (non-GAAP) 16.4 20.4 Cash paid for repositioning 21.2 5.5 Cash paid for restructuring 11.3 9.1 Cash paid for third-party and other acquisition-related costs 0.5 2.4 Cash paid for shareholder activism and other related costs 3.7 — Capital expenditures related to repositioning 6.0 6.8 Cash taxes related to repositioning, restructuring, third-party and other acquistion-related costs, shareholder activism and other related costs (9.1) (3.1) Accelerated pension plan contributions — 2.9 Adjusted Free Cash Flow (non-GAAP) 50.0 44.0